EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Energy Partners, L.P. Reports Third Quarter 2016 Results

Houston, Texas - November 3, 2016 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) reported a net loss of $81.5 million and $256.5 million for the three and nine months ended September 30, 2016, respectively, compared to a net loss of $24.1 million and $262.9 million for the same periods in 2015, respectively. Adjusted EBITDA1 for the three and nine months ended September 30, 2016 was $100.3 million and $163.5 million, respectively, compared to $20.2 million and $37.9 million for the comparable 2015 periods, respectively.
During the three months ended September 30, 2016, Train 2 of the Sabine Pass Liquefaction Project (defined below) achieved substantial completion. Prior to substantial completion, amounts received from the sale of commissioning cargoes were offset against LNG terminal construction-in-process because these amounts were earned during the testing phase for the construction of Trains 1 and 2 of the Sabine Pass Liquefaction Project. We expect sales of LNG cargoes from future liquefaction trains (“Trains”) to be reported in the same manner. During the three months ended September 30, 2016, a total of 18 cargoes were loaded and exported from the Sabine Pass Liquefaction Project, 3 of which were Train 2 commissioning cargoes.
Total operating costs and expenses increased $251.9 million and $317.6 million during the three and nine months ended September 30, 2016 compared to the three and nine months ended September 30, 2015, respectively, generally as a result of the commencement of operations of Train 1 and Train 2 of the Sabine Pass Liquefaction Project in May and September 2016, respectively. Depreciation and amortization expense increased during the three and nine months ended September 30, 2016 as we began depreciation of our assets related to Train 1 and Train 2 of the Sabine Pass Liquefaction Project upon reaching substantial completion. General and administrative expense-affiliate decreased during the three and nine months ended September 30, 2016, partially due to a decrease in the amount payable under our service agreements with affiliates and partially due to a reallocation of resources from general and administrative activities to operating and maintenance activities following commencement of operations at the Sabine Pass Liquefaction Project.
For the three and nine months ended September 30, 2016, Adjusted EBITDA excludes the impact of loss on early extinguishment of debt associated with the write-off of debt issuance costs by Sabine Pass Liquefaction, LLC (“SPL”) in connection with the refinancing of a portion of its credit facilities and by Cheniere Creole Trail Pipeline, L.P. as a result of the prepayment of its outstanding term loan, derivative loss (gain) primarily as a result of changes in the forward LIBOR curve over the period as well as an increase in the notional amount of interest rate swaps related to our new credit facilities entered into in February 2016, and changes in the fair value of commodity derivatives. For the three and nine months ended September 30, 2015, Adjusted EBITDA excludes the impact of losses on early extinguishment of debt related primarily to the write-off of debt issuance costs by SPL in connection with the refinancing of a portion of its credit facilities, derivative loss due primarily to the termination of certain interest rate derivatives, and changes in the fair value of commodity derivatives.
Third Quarter 2016 Highlights

•	In September 2016, Cheniere Partners announced that Train 2 of the Sabine Pass Liquefaction Project achieved substantial completion.

•	In September 2016, commissioning activities commenced on Train 3 of the Sabine Pass Liquefaction Project.

•
In September 2016, SPL issued an aggregate principal amount of $1.5 billion of 5.00% Senior Secured Notes due 2027. Net proceeds from the offering were used to prepay all of the principal amounts outstanding under SPL’s credit facilities and are being used to pay a portion of the capital costs in connection with the construction of the Sabine Pass Liquefaction Project.

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1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

Sabine Pass Liquefaction Project Update
We are developing up to six Trains, each with an expected nominal production capacity of approximately 4.5 million tonnes per annum (“mtpa”) of LNG, at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “Sabine Pass Liquefaction Project”).

The Trains are in various stages of operation, construction, and development.

▪
Construction on Trains 1 and 2 began in August 2012 and substantial completion was achieved in May 2016 and September 2016, respectively. Substantial completion is achieved upon the completion of construction, commissioning and the satisfaction of certain tests.

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Construction on Trains 3 and 4 began in May 2013, and as of September 30, 2016, the overall project completion percentage for Trains 3 and 4 was approximately 91.8%, which is ahead of the contractual schedule. In September 2016, commissioning activities commenced on Train 3. Based on the current construction schedule, we expect Trains 3 and 4 to reach substantial completion in 2017.

▪
Construction on Train 5 began in June 2015, and as of September 30, 2016, the overall project completion percentage for Train 5 was approximately 42.8%, which is ahead of the contractual schedule. Engineering, procurement, subcontract work and construction were approximately 90.8%, 62.0%, 41.9% and 4.6% complete, respectively. Based on the current construction schedule, we expect Train 5 to reach substantial completion in 2019.

▪
Train 6 is currently under development, with all necessary regulatory approvals in place. We expect to make a final investment decision and commence construction on Train 6 upon, among other things, entering into an engineering, procurement, and construction contract, entering into acceptable commercial arrangements, and obtaining adequate financing.

	Sabine Pass Liquefaction Project
Liquefaction Train	Train 1	Train 2	Trains 3-4	Train 5
Project Status	Operational	Operational	92% Overall Completion	43% Overall Completion
Expected Substantial Completion	-	-	2017	2019
Recent Developments

▪
In October 2016, the previously announced planned outage to improve performance of the flare systems at the Sabine Pass Liquefaction Project, as well as to perform scheduled maintenance to Train 1 and other facilities, was completed on schedule and budget.

▪
In October 2016, Sabine Pass LNG, L.P. (“SPLNG”) issued a notice of redemption to redeem all of its outstanding $420 million in aggregate principal amount of 6.50% Senior Secured Notes due 2020 (the “2020 Notes”) on November 30, 2016 (the “Redemption Date”). Concurrently, SPLNG intends to repay all of its outstanding $1,665.0 million in aggregate principal amount of 7.50% Senior Secured Notes due 2016 (the “2016 Notes”), which mature on the Redemption Date. Subsequent to the redemption of the 2020 Notes and the repayment of the 2016 Notes, there will be no debt maturity in the Cheniere Partners complex until 2020.

Distributions to Unitholders
We will pay a cash distribution per common unit of $0.425 to unitholders of record as of November 1, 2016, and the related general partner distribution on November 11, 2016.

We estimate that the annualized distribution to common unitholders for fiscal year 2016 will be $1.70 per unit.

Investor Conference Call and Webcast
Cheniere Energy, Inc. will host a conference call to discuss its financial and operating results for the third quarter on Thursday, November 3, 2016, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website. The call and accompanying slide presentation may include financial and operating results or other information regarding Cheniere Partners.

About Cheniere Partners
Through its wholly owned subsidiary, Sabine Pass LNG, L.P., Cheniere Partners owns 100% of the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, on the Sabine-Neches Waterway less than four miles from the Gulf Coast. The Sabine Pass LNG terminal includes existing infrastructure of five LNG storage tanks with capacity of approximately 16.9 billion cubic feet equivalent (Bcfe), two marine berths that can accommodate vessels with nominal capacity of up to 266,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d. Through its wholly owned subsidiary, Cheniere Creole Trail Pipeline, L.P., Cheniere Partners also owns a 94-mile pipeline that interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines.

Cheniere Partners, through its subsidiary, SPL, is developing and constructing natural gas liquefaction facilities at the Sabine Pass LNG terminal adjacent to the existing regasification facilities. Cheniere Partners, through SPL, plans to construct over time up to six liquefaction trains, which are in various stages of development and construction. Trains 1 and 2 have commenced commercial operations, Train 3 is undergoing commissioning, Trains 4 and 5 are under construction and Train 6 is fully permitted. Each liquefaction train is expected to have a nominal production capacity of approximately 4.5 mtpa of LNG. SPL has entered into six third-party LNG sale and purchase agreements (“SPAs”) that in the aggregate equate to approximately 19.75 mtpa of LNG and commence with the date of first commercial delivery of Trains 1 through 5 as specified in the respective SPAs.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical fact, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy Partners, L.P.
Consolidated Statements of Operations
(in thousands, except per unit data) (1)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues
Regasification revenues	$66,262	$66,596	$196,768	$199,804
Regasification revenues—affiliate	716	941	3,068	2,952
LNG revenues	248,195	—	333,555	—
LNG revenues—affiliate	16,236	—	16,236	—
Total revenues	331,409	67,537	549,627	202,756

Operating costs and expenses
Cost (cost recovery) of sales (excluding depreciation and amortization expense shown separately below)	158,663	(31,774)	211,861	(30,990)
Cost of sales—affiliate	1,430	—	1,430	—
Operating and maintenance expense	37,613	8,992	79,556	48,830
Operating and maintenance expense—affiliate	13,756	8,081	35,901	20,355
Development expense	1	113	137	2,631
Development expense—affiliate	87	152	369	562
General and administrative expense	2,978	3,673	9,378	11,269
General and administrative expense—affiliate	24,454	25,692	67,865	80,761
Depreciation and amortization expense	44,529	16,687	92,101	47,557
Total operating costs and expenses	283,511	31,616	498,598	180,975

Income from operations	47,898	35,921	51,029	21,781

Other income (expense)
Interest expense, net of capitalized interest	(113,227)	(49,360)	(228,678)	(142,353)
Loss on early extinguishment of debt	(25,765)	—	(53,526)	(96,273)
Derivative gain (loss), net	9,183	(10,872)	(26,417)	(46,541)
Other income	402	179	1,052	535
Total other expense	(129,407)	(60,053)	(307,569)	(284,632)

Net loss	$(81,509)	$(24,132)	$(256,540)	$(262,851)

Basic and diluted net income (loss) per common unit	$(0.27)	$0.18	$(0.56)	$(0.44)

Weighted average number of common units outstanding used for basic and diluted net income (loss) per common unit calculation	57,086	57,081	57,085	57,081

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in thousands, except per unit data) (1)

	September 30,	December 31,
	2016	2015
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$12,469	$146,221
Restricted cash	568,549	274,557
Accounts and other receivables	51,006	741
Accounts receivable—affiliate	56,739	1,271
Advances to affiliate	42,925	39,836
Inventory	60,520	16,667
Other current assets	16,184	14,182
Total current assets	808,392	493,475

Non-current restricted cash	13,650	13,650
Property, plant and equipment, net	13,788,657	11,931,602
Debt issuance costs, net	103,728	132,091
Non-current derivative assets	11,247	30,304
Other non-current assets	216,919	232,031
Total assets	$14,942,593	$12,833,153

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$20,333	$16,407
Accrued liabilities	387,348	224,292
Current debt, net	1,762,704	1,673,379
Due to affiliates	101,556	115,123
Deferred revenue	26,709	26,669
Deferred revenue—affiliate	717	717
Derivative liabilities	12,707	6,430
Other current liabilities	263	—
Total current liabilities	2,312,337	2,063,017

Long-term debt, net	12,195,743	10,018,325
Non-current deferred revenue	6,500	9,500
Non-current derivative liabilities	16,501	2,884
Other non-current liabilities	167	175
Other non-current liabilities—affiliate	29,083	26,321

Partners’ equity
Common unitholders’ interest (57.1 million units issued and outstanding at September 30, 2016 and December 31, 2015)	149,958	305,747
Class B unitholders’ interest (145.3 million units issued and outstanding at September 30, 2016 and December 31, 2015)	(8,525)	(37,429)
Subordinated unitholders’ interest (135.4 million units issued and outstanding at September 30, 2016 and December 31, 2015)	230,864	428,035
General partner’s interest (2% interest with 6.9 million units issued and outstanding at September 30, 2016 and December 31, 2015)	9,965	16,578
Total partners’ equity	382,262	712,931
Total liabilities and partners’ equity	$14,942,593	$12,833,153

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliation

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains a non-GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure that is used to facilitate comparisons of operating performance across periods. This non-GAAP measure should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP, and the reconciliation from these results should be carefully evaluated.

Adjusted EBITDA is calculated by taking net loss before interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, changes in the fair value of our commodity derivatives and other income. Adjusted EBITDA is not intended to represent cash flows from operations or net loss as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. Management believes Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Adjusted EBITDA

The following table reconciles our Adjusted EBITDA to U.S. GAAP results for the three and nine months ended September 30, 2016 and 2015 (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net loss	(81,509)	(24,132)	(256,540)	(262,851)
Interest expense, net of capitalized interest	113,227	49,360	228,678	142,353
Loss on early extinguishment of debt	25,765	—	53,526	96,273
Derivative loss (gain), net	(9,183)	10,872	26,417	46,541
Other income	(402)	(179)	(1,052)	(535)
Income from operations	47,898	35,921	51,029	21,781
Adjustments to reconcile income (loss) from operations to Adjusted EBITDA:
Depreciation and amortization expense	44,529	16,687	92,101	47,557
Loss (gain) from changes in fair value of commodity derivatives, net	7,865	(32,422)	20,406	(31,458)
Adjusted EBITDA	100,292	20,186	163,536	37,880

CONTACTS:
Investors: Randy Bhatia: 713-375-5479
Media: Faith Parker: 713-375-5663